EXHIBIT 99.2
News Release
Contacts:	Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

Vicente Wright Named to AK Steel's Board of Directors

WEST CHESTER, OH, October 22, 2013 - AK Steel (NYSE: AKS) said today that Vicente Wright has been elected to its Board of Directors, effective November 1, 2013.
Mr. Wright previously has served as Chairman of the Board of Directors, as well as President and Chief Executive Officer, of California Steel Industries (CSI). He also has held several executive and managerial positions with other metals and mining companies, including Vale SA in Brazil, Japan and the United States, and has served as a member of the Board of Directors of the American Iron and Steel Institute as well as other metals companies in Brazil, Argentina and France.
“Vicente’s extensive experience in the metals and mining industries, along with his outstanding business acumen, will allow him to provide valuable insights for our company,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “A great addition to our Board of Directors, we welcome Vicente and look forward to his many contributions.”
Mr. Wright holds a Bachelor of Business Administration degree from Marquette University.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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